AMENDMENT NO. 1 TO
                             UNDERWRITING AGREEMENT

     This Amendment ("Amendment") is made as of July 24, 2002 between the registered investment companies specified in Schedule A, each a Maryland corporation (each individually referred to as "Company"), having a principal office and place of business at 4530 East Monaco Street, Denver, Colorado 80237, and INVESCO DISTRIBUTORS, INC., a Delaware corporation, having its principal place of business at 4530 East Monaco Street, Denver, Colorado 80237 (the "Distributor"). The parties hereby amend the Underwriting Agreement dated as of June 1, 2000 ("Agreement"), as set forth below. Unless otherwise provided, capitalized terms used herein shall have the same meanings given to such terms in the Agreement.

     WHEREAS, the Bank Secrecy Act, as amended by the USA PATRIOT Act, requires the Company to develop and implement and institute an anti-money laundering program ("AML Program"); and

     WHEREAS, the Company has adopted the AML Program set forth in Schedule 1 hereto; and

     WHEREAS, the Distributor serves as agent for distribution of the Shares of the Company and performs other Shareholder Services for the Company; and

     WHEREAS,   the  Company   wishes  to  delegate   certain   aspects  of  the
implementation  and operation of the  Company's AML Program to the  Distributor;
and

WHEREAS, the Distributor desires to accept such delegation.

     NOW THEREFORE, in consideration of the mutual premises and covenants set forth herein, the parties agree as follows:

     1. DELEGATION. The Company hereby delegates to the Distributor responsibility for the implementation and operation of the following policies and procedures in connection with the Company's AML Program:
          (i) customer identification procedures; (ii) monitoring accounts and identifying high risk accounts; (iii) policies and procedures for reliance on third parties; (iv) policies and procedures for correspondent accounts for foreign financial institutions and for private banking accounts for non-U.S. persons; (v) no cash policy;
          (vi) detecting and reporting suspicious activity; and (vii) all related recordkeeping requirements, and the Distributor accepts such delegation. The Distributor further agrees to cooperate with the Company's AML Compliance Officer and with INVESCO Funds Group, Inc. transfer agent for the Company (the "Transfer Agent") in the performance  of  the  Distributor's  responsibilities  under  the  AML
          Program.

     2. THE AML PROGRAM. The Distributor hereby represents and warrants that the Distributor has received a copy of the Company's AML Program and under&es to perform all responsibilities imposed on the Distributor as a "Service Provider" thereunder. The Company hereby agrees to provide to the Distributor any amendment(s) to the AML Program promptly after adoption of any such amendment(s) by the Company.

     3. CONSENT TO EXAMINATION. The Distributor hereby consents to: (a) provide to federal examination authorities information and records relating to the AML Program maintained by the Distributor; and (b) the inspection of the Distributor by federal examination authorities for purposes of the AML Program.

     4. ANTI-MONEY LAUNDERING PROGRAM. The Distributor hereby represents and warrants that the Distributor has implemented and enforces an anti-money laundering program ("AMLP") that complies with laws, regulations and regulatory guidance applicable to the Company and the Distributor, and includes, at a minimum:

               a.   customer identification procedures;

               b.   due  diligence  policies  for  correspondent   accounts  for
                    foreign financial institutions and for private banking accounts for non-U.S. persons;

               c. reasonable internal procedures and controls to detect and report suspicious activities;

               d.   monitoring accounts and identifying high-risk accounts;

               e. a compliance officer or committee with responsibility for implementing the anti-money laundering program;

               f. employee training, including that: (i) new employees receive AML training upon the commencement of their employment; and
                    (ii) existing employees receive AML training at the time such employees assume duties that bring them into contact with possible money laundering activities;

               g.   an independent audit function; and

               h.   recordkeeping requirements.

     5. DELIVERY OF DOCUMENTS. The Distributor agrees to furnish to the Company the following documents:

          a. a copy of the Distributor's AMLP as in effect on the date hereof, and any material amendment thereto promptly after the adoption of any such amendment;

          b. a copy of any deficiency letter sent by federal examination authorities concerning the Distributor's AMLP; and

          c. no less frequently than annually, a report on the Distributor's AMLP that includes a certification to the Company concerning the Distributor's implementation of, and ongoing compliance with, its AMLP and a copy of any audit report prepared with respect to the Distributor's AMLP.

     6. REPORTS. The Distributor will provide periodic reports concerning the Distributor's compwith the Distributor's AMLP and/or the Company's AML Program at such times as may be reasonably requested by the Company's Board of Directors or Anti-Money Laundering Compliance Officer.

     7. MISCELLANEOUS. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective corporate officers thereunder duly authorized as of the day and year first above written.

                                                COMPANY (Listed in Schedule A)


                                             By:   /s/ Mark H. Williamson
                                                   -----------------------------
                                                   Mark H. Williamson, President

               ATTEST:

               /s/ Glen A. Payne
               ------------------------
               Glen A. Payne, Secretary


                                                INVESCO DISTRIBUTORS, INC.
                                                (Distributor)


                                                By:   /s/ Ronald L. Grooms
                                                      --------------------------
                                                      Ronald L. Grooms
                                                      Senior Vice President


               ATTEST:


               /s/ Glen A. Payne
               ------------------------
               Glen A. Payne, Secretary